UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2011

AARON’S, INC.
 (Exact name of registrant as specified in its charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On July 5, 2011, Aaron’s, Inc. (the “Company”) entered into a note purchase agreement with The Prudential Insurance Company of America and certain other purchasers, as set forth on the signature pages to Exhibit 10.1 (“Prudential”). Pursuant to this agreement, the Company and its subsidiary, Aaron Investment Company, as co-obligors issued $125 million in senior unsecured notes to the purchasers in a private placement. The notes bear interest at the rate of 3.75% per year and mature on April 27, 2018. Payments of interest are due quarterly, commencing July 27, 2011, with principal payments of $25 million each due annually commencing April 27, 2014. Affiliates of Prudential were also the purchasers of the Company’s $60 million aggregate principal amount of 5.03% senior unsecured notes due July 27, 2012 that were previously issued by the Company and its co-obligor subsidiaries in a private placement pursuant to its note purchase agreement dated July 27, 2005. The new note purchase agreement contains financial maintenance covenants, negative covenants regarding the Company’s other indebtedness, its guarantees and investments, and other customary covenants substantially similar to the covenants in the Company’s existing note purchase agreement, revolving credit facility and franchisee loan guaranty facility, as modified by the amendments described below. The new note purchase agreement and form of senior note is filed as Exhibit 10.1 to this Report.

Contemporaneously with entering into the new note purchase agreement and issuing the notes, the Company also entered into amendments to:

•	its existing note purchase agreement (dated July 5, 2011);

•	its $140 million revolving credit agreement dated May 23, 2008, as amended (dated July 1, 2011); and

•
its $200 million amended and restated loan facility agreement and guaranty dated June 18, 2010, as amended, pursuant to which the Company guarantees the borrowings of certain of its independent franchisees (dated July 1, 2011).

The amendments were entered into for the purpose of permitting the new issuance of the 3.75% senior notes described above, and to generally amend the negative covenants in such agreements to make them less restrictive. As noted above, such covenants are substantially similar to the covenants in the new note purchase agreement. For further information on the Company’s existing note purchase agreement, revolving credit agreement, and loan facility agreement and guaranty, see Notes D and F to the Company’s consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2010, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “—Commitments” appearing in such Form 10-K, Note E to its unaudited consolidated financial statements appearing in its Quarterly Report on Form 10-Q for the three months ended March 31, 2011, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “—Commitments” appearing in such Form 10-Q, and “Entry into a Material Definitive Agreement—Second Amendment to Revolving Credit Agreement” and “—Second Amendment to Second Amended and Restated Loan Facility Agreement and Guaranty” appearing in its Current Report on Form 8-K filed May 24, 2011.

The amendments to these agreements are filed as exhibits to this Report.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under the first and last paragraphs of Item 1.01 of this Report is incorporated herein by reference in response to this Item 2.03.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Note Purchase Agreement by and among Aaron’s, Inc. and certain other obligors and the purchasers dated as of July 5, 2011 and Form of Senior Note
10.2	Third Letter Amendment made as of July 5, 2011 to Note Purchase Agreement by and among Aaron’s, Inc. (f/k/a Aaron Rents, Inc.) and certain other obligors and the purchasers dated as of July 27, 2005, as amended by a First Amendment to Note Purchase Agreement, dated as of November 4, 2008, and a letter amendment, dated as of April 19, 2011
10.3	Third Amendment made and entered into as of July 1, 2011 to Revolving Credit Agreement dated as of May 23, 2008 by and among Aaron’s, Inc., the several banks and other financial institutions from time to time party thereto and SunTrust Bank as administrative agent
10.4	Third Amendment made and entered into as of July 1, 2011 to Second Amended and Restated Loan Facility Agreement and Guaranty dated as of June 18, 2010 by and among Aaron’s, Inc. as sponsor, SunTrust Bank and each of the other lending institutions party thereto as participants, and SunTrust Bank as servicer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.

By: /s/ Gilbert L. Danielson
Date: July 8, 2011	Gilbert L. Danielson
Executive Vice President and Chief Financial Officer